UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2017

DORIAN LPG LTD.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-36437	66-0818228
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): 203-674-9900

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Introductory Note

The information contained in this Current Report on Form 8-K is hereby incorporated by reference into (i) the registration statement on Form S-3 (File No. 333-200714) of Dorian LPG Ltd. (the "Company"), filed with the U.S. Securities and Exchange Commission (the "Commission") on June 29, 2015 and (ii) the registration statement on Form S-3 (File No. 333-208375) of the Company, filed with the Commission on December 7, 2015.
Item 1.01 Entry into a Material Definitive Agreement
On June 8, 2017, the Company entered into a $97.0 million agreement providing for a senior secured bridge term loan (the "2017 Bridge Loan") by and among Corsair LPG Transport LLC, CNML LPG Transport LLC, CMNL LPG Transport LLC, CJNP LPG Transport LLC, as borrowers, the Company, as parent guarantor, DNB Markets, Inc., as mandated lead arranger and book runner, DNB Bank ASA, New York Branch, as facility agent and security trustee, and DNB Capital LLC, as lender.
The principal amount of the 2017 Bridge Loan is due on or before August 8, 2018 (the "Maturity Date") and accrues interest on the outstanding principal amount at a rate of LIBOR plus 2.50% for the period ending December 7, 2017; LIBOR plus 4.50% for the period from December 8, 2017 until March 7, 2018; LIBOR plus 6.50% for the period March 8, 2018 until June 7, 2018, and 8.50% from June 8, 2018 until the Maturity Date.
The proceeds of the 2017 Bridge Loan were used to repay in full the Company's term loans with the Royal Bank of Scotland (the "RBS Loan Facility") at approximately 96% of the then outstanding principal amount. The remaining proceeds were used to pay accrued interest, legal, arrangement and advisory fees related to the 2017 Bridge Loan. As part of this transaction, $6.0 million of cash previously restricted under the RBS Loan Facility was released as unrestricted cash for use in operations.
The 2017 Bridge Loan provides that it be secured by, among other things, (i) first priority mortgages on the four Very Large Gas Carriers ("VLGCs") that were financed under the RBS Loan Facility (the Captain John NP, Captain Markos NL, Captain Nicholas ML and Corsair), (ii) first assignments of all freights, earnings and insurances relating to these four VLGCs and (iii) pledges of membership interests of the borrowers.
The 2017 Bridge Loan also contains customary covenants that require us to maintain adequate insurance coverage, properly maintain the vessels and to obtain the lender's prior consent before changes are made to the flag, class or management of the vessels. The 2017 Bridge Loan includes customary events of default, including those relating to a failure to pay principal or interest, breaches of covenants, representations and warranties, a cross-default to other indebtedness and non-compliance with security documents, and customary restrictions on the borrowers paying dividends if an event of default has occurred and is continuing, or if an event of default would result therefrom.
The following financial covenants are the most restrictive from the 2017 Bridge Loan with which the Company is required to comply, calculated on a consolidated basis, determined and defined according to the provisions of the loan agreement:
•
Consolidated liquidity of at least $50.0 million, provided cash and cash equivalents, including restricted cash and all cash held in accounts by Helios LPG Pool LLC attributable to the vessels owned directly or indirectly by the Company, including no less than $10.0 million of which shall at all times be held on a freely available and unencumbered basis;

•	The ratio of consolidated net debt to consolidated total capitalization shall not exceed 0.60 to 1.00;
•
Minimum interest coverage ratio of consolidated earnings before interest, tax, depreciation and amortization to consolidated net interest expense must be maintained greater than or equal to (i) 1.25 until and including the quarter ended March 31, 2018, and (ii) 1.50 thereafter;

•
Minimum shareholders' equity must be equal to the aggregate of (i) $400.0 million, (ii) 50% of new equity raised after June 8, 2017, and (iii) 25% of the positive net income for the immediately preceding fiscal year;

•	The ratio of current assets and long-term restricted cash divided by current liabilities less the current portion of long-term debt shall always be greater than 1.00; and
•	The ratio of the aggregate market value of the vessels securing the loan to the principal amount outstanding under such loan at all times shall be in excess of 150%.
The foregoing description of the 2017 Bridge Loan does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.
Item 1.02 Termination of a Material Definitive Agreement
The information set forth in Item 1.01 above is incorporated by reference into this Item 1.02.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 8.01 Other Events
    On June 9, 2017, the Company issued a press release announcing the 2017 Bridge Loan.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
Exhibit Number	Description

10.1
Loan Agreement providing for a Senior Secured Bridge Term Loan of US$97,000,000, dated June 8, 2017, by and among Corsair LPG Transport LLC, CNML LPG Transport LLC, CMNL LPG Transport LLC, CJNP LPG Transport LLC, as borrowers, the Company, as parent guarantor, DNB Markets, Inc., as mandated lead arranger and book runner, DNB Bank ASA, New York Branch, as facility agent and security trustee, and DNB Capital LLC, as lender.

99.1	Press Release dated June 9, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 9, 2017		DORIAN LPG LTD. (registrant)

	By:	/s/ Theodore B. Young
Theodore B. Young
Chief Financial Officer